EXHIBIT  2.2

MINCO MINING & METALS CORPORATION

Suite #1980, 1055 West Hastings Street

Vancouver, British Columbia  V6E 2E9

Tel: (604) 688-8002 Fax: (604) 688-8030

E-mail: info@mincomining.ca

_________________________________________________

INFORMATION CIRCULAR

As at May 9, 2005 unless otherwise noted

FOR THE ANNUAL GENERAL AND SPECIAL MEETING

OF THE SHAREHOLDERS

TO BE HELD ON JUNE 27, 2005

SOLICITATION OF PROXIES

This information circular is furnished in connection with the solicitation of proxies by the management of Minco Mining & Metals Corporation. (the “Company”) for use at the Annual General and Special Meeting (the “Meeting”) of the Shareholders of the Company to be held at the time and place and for the purposes set forth in the Notice of Meeting and at any adjournment thereof.

PERSONS OR COMPANIES MAKING THE SOLICITATION

The enclosed Instrument of Proxy is solicited by management. Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. The Company does not reimburse Shareholders' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining from their principals, authorization to execute the Instrument of Proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by the Company. None of the directors of the Company have advised that they intend to oppose any action intended to be taken by Management as set forth in this Information Circular.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying Instrument of Proxy are directors or officers of the Company. A Shareholder has the right to appoint a person to attend and act for him/her on his/her behalf at the Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, a Shareholder should strike out the names of the persons named in the Instrument of Proxy and insert the name of his/her nominee in the blank space provided, or complete another Instrument of Proxy. The completed Instrument of Proxy should be deposited with the Company's Registrar and Transfer Agent, Computerhare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, at least 48 hours before the time of the Meeting or any adjournment thereof, excluding Saturdays, Sundays and holidays.

The Instrument of Proxy must be dated and be signed by the Shareholder or by his/her attorney in writing, or, if the Shareholder is a Company, it must either be under its common seal or signed by a duly authorized officer.

In addition to revocation in any other manner permitted by law, a Shareholder may revoke a Proxy either by (a) signing a Proxy bearing a later date and depositing it at the place and within the time aforesaid, or (b) signing and dating a written notice of revocation (in the same manner as the Instrument of Proxy is required to be executed as set out in the notes to the Instrument of Proxy) and either depositing it at the place and within the time aforesaid or with the Chairman of the Meeting on the day of the Meeting or on the day of any adjournment thereof, or (c) registering with the Scrutineer at the Meeting as a Shareholder present in person, whereupon such Proxy shall be deemed to have been revoked.

NON-REGISTERED HOLDERS OF COMPANY’S SHARES

Only Shareholders whose names appear in the Company’s Central Securities Register (the “Registered Shareholders”) or duly appointed proxyholders are permitted to vote at the Meeting. Shareholders who do not hold their common shares in their own name (“Beneficial Shareholders”) are advised that only proxies from Shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an Instrument of Proxy must indicate thereon the person (usually a brokerage house) who holds their common shares as registered Shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The form of proxy supplied to Beneficial Shareholders is similar to that provided to Registered Shareholders. However, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder.

If common shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those common shares will not be registered in such Shareholder’s name on the records of the Company. Such common shares will more likely be registered under the name of the Shareholder’s broker or agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration for the Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Common shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the common shares registered in the name of CDS & Co. are held.

In accordance with National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Instrument of Proxy to the clearing agencies and intermediaries for onward distribution. Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings unless the Beneficial Shareholders have waived the right to receive Meeting materials. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the Instrument of Proxy provided by the Company to the Registered Shareholders. However, its purpose is limited to instructing the Registered Shareholder how to vote on behalf of the Beneficial Shareholder. Should a Beneficial Shareholder receive such a form and wish to vote at the Meeting, the Beneficial Shareholder should strike out the Management proxyholder’s name in the form and insert the Beneficial Shareholder’s name in the blank provided. The majority of brokers now delegate the responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”). ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and requests Beneficial Shareholders to return the proxy forms to ADP. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting.

A Beneficial Shareholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote common shares directly at the Meeting – the proxy must be returned to ADP well in advance of the Meeting in order to have the common shares voted. All references to Shareholders in this Information Circular and the accompanying Instrument of Proxy and Notice of Meeting are to Shareholders of record unless specifically stated otherwise.

VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES

On any poll, the persons named in the enclosed Instrument of Proxy will vote the shares in respect of which they are appointed and, where directions are given by the Shareholder in respect of voting for or against any resolution, will do so in accordance with such direction.

In the absence of any direction in the Instrument of Proxy, it is intended that such shares will be voted in favour of the motions proposed to be made at the Meeting as stated under the headings in this Information Circular. The Instrument of Proxy enclosed, when properly signed, confers discretionary authority with respect to amendments or variations to any matters which may properly be brought before the Meeting.

At the time of printing of this Information Circular, the Management of the Company is not aware that any such amendments, variations or other matters are to be presented for action at the Meeting. However, if any other matters which are not now known to the Management should properly come before the Meeting, the Proxies hereby solicited will be exercised on such matters in accordance with the best judgement of the nominee.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the year ended December 31, 2004 (the “Financial Statements”), together with the Auditors’ Report thereon, will be presented to the Shareholders at the Meeting. The Financial Statements, together with the Auditors’ Report thereon, are being mailed to the Shareholders with this Information Circular.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

At May 9, 2005, the Company has 35,741,358 common shares without par value issued and outstanding. All common shares in the capital of the Company are of the same class and each carries the right to one vote. The quorum for a meeting of Shareholders is two persons present in person or by proxy holding not less than 5% of the issued shares of the Company.

May 9, 2005 has been determined as the record date as of which Shareholders are entitled to receive notice of and attend and vote at the Meeting. Shareholders desiring to be represented by proxy at the Meeting must deposit their proxies at the place and within the time set forth in the notes to the Instrument of Proxy in order to entitle the person duly appointed by the proxy to attend and vote thereat.

To the knowledge of the directors and senior officers of the Company, as at May 9, 2005, the following shareholders beneficially owns or controls, directly or indirectly, equity shares carrying more than 10% of the voting rights attached to the common shares of the Company.

Name and Municipality of Residence	Number of Voting Securities	Percentage %
Canadian Deposit for Securities Ltd (CDS & Co) (1) NCI Account 25 The Esplanade, P.O. Box 1038, Station A Toronto, Ontario M5W 1G5	27,428,469 (1)	76.74%
Ken Cai 3888 – 12th Avenue, Vancouver, B.C. V6R 2N8	6,163,031(2)	17.24%

(1)

Management of the Company is not aware of the beneficial holders of the shares registered in the name of the Canadian Deposit for Securities Ltd (CDS & Co). CDS is the fiduciary depository of all shares held in brokers’ accounts.

(2)

Dr. Ken Cai, is the President, CEO & a Director of the Company.  Includes 5,421,031 common shares held by Pacific Canada Resources, a private company, of which Dr. Ken Cai has more than a 10% interest.  Also includes 742,000 common shares subject to options.

FIXING THE NUMBER OF DIRECTORS AND ELECTION OF DIRECTORS

The persons named in the enclosed instrument of proxy intend to vote in favour of the ordinary resolution fixing the number of directors at five (5). Although management is nominating five (5) individuals to stand for election, the names of further nominees for directors may come from the floor at the Meeting. Each director of the Company is elected annually and holds office until the next Annual General Meeting unless that person ceases to be a director before then. Management of the Company proposes to nominate the persons herein listed for election as directors of the Company to serve until their successors are elected or appointed.

In the absence of instructions to the contrary, the shares represented by proxy will, on a poll, be voted for the nominees herein listed. MANAGEMENT OF THE COMPANY DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR. IN THE EVENT THAT PRIOR TO THE MEETING ANY VACANCIES OCCUR IN THE SLATE OF NOMINEES HEREIN LISTED, IT IS INTENDED THAT DISCRETIONARY AUTHORITY SHALL BE EXERCISED BY MANAGEMENT TO VOTE THE PROXY ON ANY POLL FOR THE ELECTION OF ANY PERSON OR PERSONS AS DIRECTOR.

The following table sets out the names of the persons to be nominated for election as directors, the positions and offices which they presently hold with the Company, their respective principal occupations or employment during the past five years if such nominee is not presently an elected director and the number of shares of the Company which each beneficially owns, directly or indirectly, or over which control or direction is exercised as of the date of this Information Circular:

NAME AND MUNICIPALITY OF RESIDENCE OF NOMINEE AND PRESENT POSITION WITH THE COMPANY	PRINCIPAL OCCUPATION AND POSITIONS DURING LAST FIVE YEARS	PERIOD FROM WHICH NOMINEE HAS BEEN A DIRECTOR	NUMBER OF COMMON SHARES HELD (2) (3)	% OF ISSUED SHARE CAPITAL
Ken Z. Cai President, Chief Executive Vancouver, B.C. Officer & Director	Chairman & CEO of the Company; Director of Dragon Pharmaceuticals Inc., from September 1998 to present; President & CEO of Minco Mining & Metals Corporation from February 1996 to present; President, CEO & Director of Minco Silver Corporation from 2004 to present; Chairman, CEO & Director of Tranzcom China Security Networks Inc. from 1991 to present	February, 29, 1996	6,163,031(4)	17.24%
William Meyer(1) Vancouver, B.C. Chairman & Director	Director & Chairman of the Board of Minco Mining & Metals Corporation from 1999 to present; Director of Trans America from 1998 to present; Director of GGL Diamond Corp. from 1994 to present; Director of Lysander Minerals from 1995 to present; Director of Silver Standard Resources Inc. from 1993 to present; New Cantech Ventures Inc. from April 1998 to present; Chairman & Director of Minco Silver Corporation from 2004 to present.	July 16, 1999	602,971(5)	1.69%
Robert M. Callander (1) North York, Ontario Director	Vice President, Caldwell Securities Ltd.	August 23, 1996	160,000(6)	0.45%
Hans Wick Zurich, Switzerland Director	Financial Advisor	April 17, 1997	290,000 (7)	0.81%
Robert Gayton (1) West Vancouver, B.C. Director & Chair of the Audit Committee	Consultant on accounting and finance issues; Director of several public companies including but not limited to: Director Western Silver Corporation from 2004 to present; Director of Director, Northern Orion Resources Inc. from 2004 to present; Director of Amerigo Resources Ltd. from 2004 to present; Director of Director, Bema Gold Corporation from 2003 to present; Director, Intrinsyc Software Inc. from 1995 to present; Director, Nevsun Resources Ltd. from 2003 to present.	September, 15, 2003	205,000(8)	0.57%

Notes:

(1)	Current Member of the Audit Committee of the Company.
(2)

Common Shares and options beneficially owned, directly and indirectly, or over which control or direction is exercised, at the date hereof, based upon the information furnished to the Company by individual directors and officers.  Unless otherwise indicated, such shares are held directly.

(3)

The directors, nominees, officers and other members of management of the Company, as a group beneficially own, directly or indirectly, 7,421,002 common shares of the Company, representing 20.76% of the total issued and outstanding common shares of the Company.  Of the 7,421,002 a total of 1,514,300 are pursuant to stock options granted but not exercised.

(4)	Includes 5,421,031 common shares held by Pacific Canada Resources, a private company, of which Dr. Ken Cai has more than a 10% interest. Also includes 742,000 common shares subject to options.
(5)	Includes 475,000 common shares subject to options.
(6)	Includes 97,300 common shares subject to options.
(7)	Includes 200,000 common shares subject to options.
(8)	Includes 200,000 common shares subject to options.
(9)	The information as to country of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.

All of the nominees are residents of Canada, except for Hans Wisk who resides in Zurich, Switzerland.

Pursuant to the applicable securities registration, the Company is required to have an audit committee. The general function of the audit committee is to review the overall audit plan and the Company’s system of internal controls, to review the results of the external audit, and to resolve any potential dispute with the Company’s auditors. The audit committee of the Company currently consists of Robert Gayton, William Meyer, and Robert M. Callander. The audit committee of the Company will be determined under the discretion of the board of directors. There are no other standing committees of the board of directors.

PENALTIES AND SANCTIONS

With the exception of Robert Gayton, none of the persons proposed as directors of the Company:

(a)

is, at the date of this Information Circular, or as been, within 10 years before the date of this Information Circular, a director or executive officer of any company that, while that person was acting in that capacity.

(i)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days,

(ii)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of the cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days,

(iii)

or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or

(b)

has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the such person.

Robert Gayton was a Director and Officer of Newcoast Silver Mines Ltd. as of the date of a Cease Trade Order issued by the British Columbia Securities Commission on September 30, 2003 and a Cease Trade Order issued by the Alberta Securities Commission on October 31, 2003 for failure to file Annual Financial Statements.  The order was revoked on October 23, 2003 and March 25, 2004, respectively.

APPOINTMENT AND REMUNERATION OF AUDITOR

The persons named in the enclosed Instrument of Proxy will vote for the appointment of Ernst & Young LLP, of Vancouver, British Columbia, as Auditor of the Company, to hold office until the next Annual General Meeting of the Shareholders at remuneration to be fixed by the Directors.  Since the Company's last audit, the Company's auditors, Ellis Foster Chartered Accountants, have entered into a transaction with Ernst & Young LLP under which certain assets of Ellis Foster were sold to Ernst & Young LLP and the professional staff and partners of Ellis Foster joined Ernst & Young LLP either as employees or partners of Ernst & Young LLP and are carrying on their practice as members of Ernst & Young LLP.  If a majority of the common shares represented at the Meeting are withheld from voting in respect of the appointment of Ernst & Young LLP as auditors of the Company, the board of directors will appoint another accounting firm upon the recommendation of the Audit Committee.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the directors or executive officers of the Company, no proposed nominee for election as a Director of the Company, none of the persons who have been directors or executive officers of the Company since the commencement of the Company's last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

None of the Insiders of the Company, no management nominee for election as a director of the Company, none of the persons who have been directors or executive officers of the Company since the commencement of the Company’s last financial year, and no associate or affiliate of any of them has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction since the commencement of the Company’s most recently completed financial year or in an proposed transaction which has materially affected or would materially affect the Company other than as disclosed under the heading “Executive Compensation”, “Directors” and “Particulars of Matters to be Acted Upon”.

STATEMENT OF EXECUTIVE COMPENSATION

A.

Executive Officers of the Company

The following table contains information about the compensation paid to, or earned by, those who were, at December 31, 2004, the Company's "Named Executive Officers". The Company had two Named Executive Officers during the fiscal year ended December 31, 2004, namely Ken Cai and William Meyer.

Definitions: For the purpose of this Information Circular:

“Chief Executive Officer” or “CEO” of the Company means an individual who served as chief executive officer of the Company or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Office” or “CFO” of the Company means an individual who served as chief financial officer of the Company or acted in a similar capacity during the most recently completed financial year;

“executive officer” of the Company for the financial year, means an individual who at any time during the year was:

(a)

a chair of the Company;

(b)

a vice-chair of the Company;

(c)

the president of the Company;

(d)

a vice-president of the Company in charge of a principal business unit, division or function such as sales, finance or production; or

(e)

an officer of the Company or any of its subsidiaries or any other person who performed a policy-making functions in respect of the Company.

“Named Executive Officers” or “NEOs” means:

(a)

each CEO;

(b)

each CFO;

(c)

each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year, and whose total salary and bonus exceeds $150,000; and

(d)

any additional individuals for whom disclosure would have been provided under above, but for the fact that the individual was not serving as an executive officer of the Company at the end of the most recently completed financial year-end.

“Long Term Incentive Plan” (“LTIP”) means any plan providing compensation intended to motivate performance over a period greater than one financial year. LTIPs do not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale. The Company did not grant any LTIP awards during the year ended December 31, 2004.

“Stock Appreciation Right” (“SAR”) means a right, granted by an issuer or any of its subsidiaries as compensation for services rendered or otherwise in connection with office or employment, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly trading securities.

TABLE 1:  SUMMARY COMPENSATION

	Annual Compensation				Long Term Compensation
Name & Principal Position	Fiscal Year End	Salary ($)	Bonus ($)	Other Ann. Comp ($)	Common Shares Under Options /SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compen- sation ($)
Ken Z. Cai Vancouver, B.C. Chairman, CEO & Director	Dec. 31/04 Dec. 31/03 Dec. 31/02	Nil Nil Nil	Nil Nil Nil	236,400 (2) 113,400 106,700 (2)	Nil Nil 742,000	N/A N/A N/A	N/A N/A N/A	N/A N/A 30,000
William Meyer(1) Vancouver, B.C. Chairman & Director	Dec. 31/04 Dec. 31/03 Dec. 31/02	Nil Nil Nil	Nil Nil Nil	5,000 (3) Nil Nil	Nil Nil 475,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
Michael Legg Toronto, Ontario Executive Vice President	Dec. 31/04 Dec. 31/03 Dec. 31/02	46,829 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

Notes:

(1)

Current Member of the Audit Committee of the Company.

(2)

Consulting fees paid, amount paid as a travel allowance and included is a bonus of $80,000.

(3)

Bonus pursuant to a private placement.

(4)

Mr. Michael Legg was the Company’s Executive Vice President between March 2004 to March 2005.  On March 21, 2005 the Company announced that the employment agreement with Mr. Legg had been terminated.

OPTION GRANTS DURING THE

MOST RECENTLY COMPLETED FINANCIAL YEAR

There were 1,010,000 options granted to during the year ending December 31, 2004.  None of these insiders were a Named Executive Officers.  There were no options granted to insiders during the year ending December 31, 2004.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at the end of the Financial Year (#) Exercisable	Value of Unexercised In-the-Money Options As of December 31, 2003 ($)
N/A	Nil	Nil	Nil	Nil

AGGREGATED OPTIONS/SAR EXERCISED DURING THE MOST

RECENTLY COMPLETED FINANCIAL YEAR AND

FINANCIAL YEAR-END OPTION’S PAR VALUES

There were 1,155,000 options exercised during the most recently completed fiscal year ended December 31, 2004.    None of these were Names Executive Officers.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at the end of the Financial Year (#) Exercisable	Value of Unexercised In-the-Money Options As of December 31, 2003 ($) (1)
N/A	Nil	Nil	Nil	N/A

B.

Directors of the Company

The Company does not have any compensation plans for its directors and it does not propose to pay or distribute any noncash compensation during the current financial year, other than the possible grant of incentive stock options.

C.

Options to Purchase Securities

During the financial year ended December 31, 2004, no stock options were granted to Directors and Officers of the Company. There were no SARs or stock option re-pricing.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Other than routine indebtedness, no Director, executive officer or senior officer of the Company, or any proposed nominee for election as a Director of the Company, or any associate or affiliate of any such Director, executive officer or senior officer or proposed nominee, is or has been indebted to the Company or any of its subsidiaries, or to any other entity that was provided a guarantee or similar arrangement by the Company or any of its subsidiaries in connection with the indebtedness, at any time since the beginning of the most recently completed financial year of the Company.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In accordance with the disclosure requirements of Toronto Stock Exchange and using the Corporate Governance Guidelines set out in Section 474 of the Toronto Stock Exchange Company Manual as a reference (the "Guidelines"), the Board of Directors of the Company has adopted the following statement of corporate governance practices:

1.

The Board acknowledges its responsibility for the stewardship of the Company in the following ways:

(i)

The Board participates in strategic planning by considering and, if deemed appropriate, adopting plans proposed and developed by management, with management having the primary responsibility for developing a strategic plan.

(ii)

The Board considers the risks inherent in the mining industry and receives periodic assessments from management as to these risks and the Company's strategies to manage these risks.

(iii)

The Board reviews the personnel needs of the Company from time to time, having particular regard to succession issues relating to senior management. The training and development of personnel is generally left to management.

(iv)

The Board assesses from time to time how effectively the Company communicates with shareholders, but does not have a formal communication policy.

(v)

The Board, through the Audit Committee and in conjunction with its auditors, assesses the adequacy of the Company's internal control and management information systems.

The foregoing does not and is expressly not intended to alter, affect or expand in any way the legal duties of the directors to manage or supervise the management of the affairs and business of the Company.

2.

The Board shall consist of five directors.  Of the five management nominees for the Board, Robert M. Callander, Dr. Robert Gayton and Hans Wick are “outside” and “unrelated” directors.  The other nominees, Ken Cai and William Meyer, by nature of their management position, are “inside” and “related”.  The Guidelines define an "unrelated director" as a director who is independent of management and is free from any interest and any business or other relationship which could, or could be perceived to, materially interfere with the director's ability to act with a view to the best interests of a corporation, other than interests and relationships arising from shareholdings. The Guidelines further state that if the Company has a "significant shareholder", the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder.  The Company does not have a "significant shareholder" which, as defined by the Guidelines, is a shareholder with the ability to exercise a majority of votes for the election of the board of directors. The entrepreneurial nature of the Company, and the current stage of the Company's development, make it appropriate for the Board to be composed of the present number and composition of directors, and the Board believes that when balanced against the attendant increase in cost to the Company and possible reduction in the efficiency with which decisions are made, it would not be warranted to significantly increase the size of the Board or change the Board's composition at this time.

3.

The Board has not constituted a nominating committee to propose new Board nominees and for assessing directors' performance as the Company is too small to justify a formal process in this regard.  However, the Board as a whole from time to time discusses potential candidates for the Board.

4.

For the reasons cited in 3 above, the Board has not constituted a committee to assess the effectiveness of the Board as a whole or the contribution of individual directors.

5.

The Company does not have a formal process of orientation and education for new members of the Board as some senior Board members currently have considerable experience as members of the boards of other public companies.

6.

The Board has considered its size with a view to the impact of size upon its effectiveness and has concluded that the number of directors as presently constituted is appropriate for the Company given the complexity and current stage of development of the Company's business.  The Board as presently constituted includes considerable experience in the mining industry and generally in the resource sector as well as financial experience.

7.

Board members are presently compensated in the manner described under "Executive Compensation" and the Board has determined that the level of compensation is appropriate having regard to the responsibilities and risks associated with Board membership and the compensation provided to Boards of similar companies.

8.

The Board of Directors has expressly assumed the responsibility for developing the Company's approach to governance issues and in responding to governance guidelines.

9.

The Company has not formally developed position descriptions for the Board and the Chief Executive Officer.  However, the Board is satisfied that senior management is fully aware of their responsibilities and those matters which are within their mandate.

10.

The Board has functioned, and is of the view that it can continue to function, independently of management as required.  The Board has not met without management present, given management representation on the Board and given that in view of the size of the Company and the nature of its business, it is essential that those having an intimate knowledge of the Company's operations be present during important Board discussions.  Notwithstanding the foregoing, if the Board believed it was appropriate and meaningful, it would formalize a process whereby the Board could meet in the absence of management for the handling of the Board's overall relationship with management.

11.

The Audit Committee is composed of two outside and unrelated directors and one inside and related director.  The roles and responsibilities of the Audit Committee have been specifically defined and include responsibility for overseeing management reporting on internal control.  The Audit Committee has direct communication channels with the external auditors.  The external auditors report directly to the Audit Committee.  Due to its size, the Company has no formal internal audit process.  The Audit Committee also recommends to the Board the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report, as well as the compensation to be paid to the external auditor.

12.

The Board has not adopted a formal system which would enable an individual director to engage an outside advisor at the expense of the Company.  If such an engagement were deemed appropriate, it is anticipated that such a request would be brought by the particular director to the Board for consideration.

In addition to the foregoing corporate governance practices, the Company has also adopted a Communications Policy.  Both the Toronto Stock Exchange (the “TSX”) and the various provincial securities commissions encourage companies to adopt their own internal communications policies (the “Communications Policy”). To facilitate this, the TSX and the Canadian Securities Administrators (the “CSA”) have issued similarly-worded guidelines – the former is found in Part IV(B) “Timely Disclosure” of the TSX Company Manual; the latter in National Policy 51-201, “Disclosure Standards”.  The Company’s Communications Policy incorporates the aforementioned TSX and CSA guidelines.

The Communications Policy is presented for reading by all directors, officers and employees of the Company and its subsidiaries with access to strategic or material non-public information involving the Company and its affairs. The Policy covers all employees of the Company, its Board of Directors, those authorized to speak on its behalf and all other insiders.  It covers disclosures in documents filed with the securities regulators, financial and non-financial disclosure, including management’s discussion and analysis and written statements made in the Company’s annual and quarterly reports, press releases, letters to shareholders, presentations by senior management and information contained on the Company’s web site and other electronic communications.  It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

The Communications Policy also explains the Company's policies with respect to confidentiality of information and rules that must be followed when buying or selling the Company shares.  The onus for complying with the Communications Policy and the relevant insider trading and other rules is on each director, officer, employee and insider of the Company

The Communications Policy also contains the Company’s “whistleblower” policies.  Each employee is expected to report situations in which he or her suspects fraud or is aware of any internal control weaknesses.  In addition, weaknesses in the internal control procedures of the Company that may result in errors or omissions in financial information, or that create a risk of potential fraud or loss of the Company’s assets, are expected to be brought to the attention of both management and the Board of Directors. To facilitate the reporting of suspected fraud, it is the policy of the Board of Directors that employees have anonymous and direct access to the Chair of the Audit Committee.  In addition, it is the policy of the Board that employees concerned about reporting internal control weaknesses directly to management are able to report such weaknesses to the Board anonymously.  In this case, the employee should follow the same procedure detailed above for reporting suspected fraud.

AUDIT COMMITTEE

The Audit Committee's Charter

Mandate

The primary function of the audit committee (the "Committee") is to assist the board of directors in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company's systems of internal controls regarding finance and accounting and the Company's auditing, accounting and financial reporting processes. The Committee's primary duties and responsibilities are to:

•

Serve as an independent and objective party to monitor the Company's financial reporting and internal control system and review the Company's financial statements.

•

Review and appraise the performance of the Company's external auditors.

•

Provide an open avenue of communication among the Company's auditors, financial and senior management and the Board of Directors.

Composition

The Committee shall be comprised of three directors as determined by the Board of Directors, the majority of whom shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee. At least one member of the Committee shall have accounting or related financial management expertise. All members of the Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of the Audit Committee Charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company's financial statements.

The members of the Committee shall be elected by the Board of Directors at its first meeting following the annual shareholders' meeting. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

Meetings

The Committee shall meet a least twice annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

(a)

Review and update the Charter annually.

(b)

Review the Company's financial statements, MD&A and any annual and interim earnings, press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

External Auditors

(a)

Review annually, the performance of the external auditors who shall be ultimately accountable to the Board of Directors and the Committee as representatives of the shareholders of the Company.

(b)

Recommend to the Board of Directors the selection and, where applicable, the replacement of the external auditors nominated annually for shareholder approval.

(c)

Review with management and the external auditors the audit plan for the year-end financial statements and intended template for such statements.

(d)

Review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company's external auditors.

Provided the pre-approval of the non-audit services is presented to the Committee's first scheduled meeting following such approval such authority may be delegated by the Committee to one or more independent members of the Committee.

Financial Reporting Processes

(a)

In consultation with the external auditors, review with management the integrity of the Company's financial reporting process, both internal and external.

(b)

Consider the external auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

(c)

Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the external auditors and management.

(d)

Following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(e)

Review any significant disagreement among management and the external auditors in connection with the preparation of the financial statements.

(f)

Review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented.

(g)

Review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters.

(h)

Review certification process.

(i)

Establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Other

Review any related-party transactions.

Composition of the Audit Committee

The following are the members of the Committee:

Robert Gayton	Independent	Financially Literate
William Meyer	Independent	Financially Literate
Robert M. Callander	Independent	Financially Literate

(1)

As defined by Multilateral Instrument 52-110 ("MI 52-110").

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of MI 52-110 (De Minimis Non-audit Services), or an exemption from MI 52-110, in whole or in part, granted under Part 8 of Multilateral Instrument 52-110.

Pre-Approval Policies and Procedures

The Committee has adopted specific policies and procedures for the engagement of non-audit services as described above under the heading "External Auditors".

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company's external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
December 31, 2004	33,426	-	-	-
December 31, 2003	17,000	-	-	-

MANAGEMENT CONTRACTS

The business of the Company is managed by its directors and officers and the Company is not a party to any management contracts with persons who are not officers or directors of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out particulars of the compensations plans and individual compensation arrangements under which equity securities of the Company are authorized for issuance as at December 31, 2004.

Plan Category	A Number of securities to be issued upon exercise of outstanding options, warrants and rights	B Weighted average exercise price of outstanding options, warrants and rights	C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders	3,484,000	$0.88	2,495,226
Equity compensation plans not approved by security holders	Nil	Nil	Nil
TOTAL	3,484,000	$0.88	2,495,226

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

A.

Amendment of Stock Option Plan

1.

Stock Option Plan

Under the Company’s stock option plan dated February 26, 1998 (the “Plan”), the Company was permitted to grant stock options under which up to 3,074,024 common shares could be purchased.  As at May 14, 2002 the Company had outstanding stock options under the Plan under which up to 2,802,000 shares could be purchased.  As a result, the Company had only 272,024 options currently available for new grants.  On May 14, 2002, the directors of the Company approved, subject to Toronto Stock Exchange and shareholder approval, an amendment to the Stock Option Plan to:

(a)

increase the number of common shares which could be purchased under the Plan by an additional 1,000,000 shares, which will take the amended plan ceiling to 4,074,024 shares;

(b)

increase the maximum number of shares reserved for issuance pursuant to stock options granted to insiders to an amount equal to 20% of the issued and outstanding shares of the Company (increased from 10%);

(c)

increase the maximum number of shares which may be issued to insiders, within a one year period, to that number of shares equal to 20% of the issued and outstanding shares of the Company (increased from 10%);  and

(d)

increase the maximum number of shares which may be issued to any one insider and such insider’s associates, within a one year period, to that number of shares equal to 10% of the issued and outstanding shares of the Company (increased from 5%).

At the Company’s Annual General Meeting held in June 2000, the shareholders approved a new 1999 Stock Option Plan reserving an additional 1,000,000 shares for granting of stock options.  The 1999 Stock Option Plan was never implemented and has been replaced with the proposal to amend the Plan on the terms described herein. As a result of the Company granting options in March 2004, the aggregate number of options granted went over the Plan allotment by 447,976 shares. On April 30, 2004, the directors of the Company approved, subject to the Toronto Stock Exchange and shareholder approval, an amendment to the Stock Option Plan to:

(a)

increase the number of common shares which could be purchased under the Plan by an additional 1,905,202 shares, which will take the amended plan ceiling to 5,979,226 shares;

(b)

ratifying the 470,000 grant of Options on March 30, 2004 to employees and officers at $1.81 per share expiring March 29, 2009 and;

(c)

decreasing the total number of shares which may be reserved for issuance to any one individual under the Plan, together with all other outstanding stock options granted to such individual to 5%.  All other terms of the Plan will remain unchanged.

As at May 9, 2005 the Company had outstanding stock options under the Plan under which up to 4,074,024 shares could be purchased.  Shareholder will be asked to increase the number of common shares which could be purchased under the Plan by an additional 1,169,046 shares, which will take the amended plan ceiling to 7,148,272 shares.

Regulatory Requirements

For the purposes of this Information Circular, the term “Insider” has the meaning given to that term in Section 1 (1) of the British Columbia Securities Act, where Insider is defined to mean:

(a)

a director or senior officer of the Company;

(b)

a director or senior officer of a person that is itself an insider or subsidiary of the Company;

(c)

a person that has:

(i)

a direct or indirect beneficial ownership of,

(ii)

control or direction over, or

(iii)

a combination of direct or indirect beneficial ownership of and control or direction over securities of the Company carrying more than 10% of the voting rights attached to all the Company’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person as underwriter in the course of a distribution, or

(d)

the Company itself, if it has purchased, redeemed or otherwise acquired any securities of its own issue, for so long as it continues to hold those securities.

Disinterested shareholder approval is required by the Toronto Stock Exchange where a proposed share compensation arrangement, together with all of the Company’s other previously established or proposed share compensation arrangements, could result, at any time, in:

(a)

the number of shares reserved for issuance to stock options granted to insiders exceeding 10% of the outstanding issue;

(b)

the issuance to insiders, within a one-year period, of a number of shares exceeding 10% of the outstanding issue; or

(c)

the issuance to any one insider and such insider’s associates, within a one-year period, of a number of shares exceeding 5% of the outstanding issue.

Any amendment to a stock option plan or to any option within or outside a plan must also be cleared with the Toronto Stock Exchange.

Insiders of the Company will participate in the Amended Plan.  The insiders, as a group, have the majority of optioned shares allocated under the original Plan and, as a group, hold or may hold stock options for a number of shares exceeding 10% of the outstanding issue.

Shareholder Approval

In order to provide the Company with added flexibility in attracting executives and consultants.  As at May 9, 2005 the Company had outstanding stock options under the Plan under which up to 4,074,024 shares could be purchased.  Shareholder will be asked to increase the number of common shares which could be purchased under the Plan by an additional 1,169,046 shares, which will take the amended plan ceiling to 7,148,272 shares.  Accordingly, shareholders will be asked to ratify and approve the Amended the Plan to increase the number of shares reserved for issue upon exercise of option grants. Reference should be made to the full text Amended Plan which is attached hereto as Exhibit “A”. Accordingly, the disinterested shareholders will be asked to approve the following resolution:

“RESOLVED, as an Ordinary Resolution of the disinterested shareholders, that:

(a)

the adoption of the Company’s Amended Stock Option Plan dated May 9, 2005 (the “Plan”), be and is hereby ratified and approved;

(b)

the Company be and is hereby authorized to grant stock options pursuant to and subject to the terms and conditions of the Plan entitling the option holders to purchase common shares of the Company;

(c)

the Board of Directors or any committee created pursuant to the Plan be and it is hereby authorized to make such amendments to the Plan from time to time, as may be required by the applicable regulatory authorities, or may in its discretion, be considered appropriate by the Board of Directors or committee, in its sole discretion, provided always that such amendments be subject to the approval of the regulatory authorities, if applicable, and in certain cases, in accordance with the terms of the Plan, the approval of the Shareholders;

(d)

any one Director of the Company be and is hereby authorized to execute any and all documents as the Director deems necessary to give effect to the transactions contemplated in the Plan;

(e)

the Company be and is hereby authorized to abandon or terminate all or any part of the adoption of the Plan if the Board of Directors of the Company deems it appropriate and in the best interest of the Company to do so;

(f)

the Company be authorized to grant stock options pursuant and subject to the terms and conditions of the Plan, entitling option holders to purchase up to an additional 1,169,046 shares of the Company which will take the amended plan ceiling to 7,148,272 shares ; and

(g)

all option grants made by the Company under the Plan after June 28, 2005 and before the date of this Meeting, are hereby ratified, confirmed and approved, and all such options shall begin to vest as of the date of grant.

In order for the foregoing resolution to be passed, it must be approved by a majority of the votes of the disinterested shareholders voted at the Meeting. For the purposes of this vote, the following shares will be counted as votes by the disinterested shareholders:

Number of Shares

Total Issued Shares

35,741,358

Shares held by Insiders and their Associates

  7,531,722

The Shares to be Voted on the Resolution

28,209,636

In addition, pursuant to the policies of the TSX Venture Exchange and the Plan, the Company must obtain the approval of the disinterested shareholders to renegotiate (including the decrease of) the exercise price of the stock options granted to insiders, and for the issue to any one insider or such insider’s associate, upon exercise of stock options, shares exceeding 5% of the issued shares of the Company within a one year period. Accordingly, the disinterested shareholders will be asked to approve the following resolution:

“RESOLVED, as an Ordinary Resolution of the disinterested shareholders, that:

(a)

the Board of Directors, in their sole discretion, be authorized to renegotiate (including decrease) the exercise price of stock options previously granted to insiders; and

(b)

the issue to any one insider and such insider’s associates, upon the exercise of stock options, shares exceeding 5% of the issued shares of the Company within a one-year period, is hereby approved.”

In order for the foregoing resolution to be passed, it must be approved by a majority of the votes of the disinterested shareholders voted at the Meeting. For the purposes of this vote, the following shares will be counted as votes by the disinterested shareholders:

Number of Shares

Total Issued Shares

35,741,358

Shares held by Insiders and their Associates

  7,531,722

The Shares to be Voted on the Resolution

28,209,636

The Board of Directors recommends that the Shareholders approve this resolution.

B.

Future Financing

Shareholders will be asked to authorize the Directors, in their discretion, to issue shares in excess of the Company’s issued and outstanding common shares in accordance with the terms of any proposed future acquisitions, private placement, rights offering or prospectus financing and corresponding brokers’ warrants, at such price or prices, in such amount or amounts and to such individuals or entities as may be determined by the Board of Directors of the Company with any resulting possible effective changes in control of the Company consequent thereon acceptable with the appropriate regulatory authorities.

Shareholders will be asked at the Meeting to consider and, if deemed advisable, approve with or without variation the following resolution:

“RESOLVED, as an Ordinary Resolution, that:

(a)

subject to necessary regulatory approval, the Directors of the Company are authorized to reserve for issuance in excess of the Company’s issued and outstanding common shares in accordance with the terms of any proposed future acquisitions, private placements, rights offering or prospectus financing and corresponding brokers’ warrants, at such price or prices, in such amount or amounts and to such individuals or entities as may be determined by the Board of Directors of the Company with any resulting possible effective changes in control of the Company consequent thereon acceptable with the appropriate regulatory authorities at such prices and subject to such terms as the Board of Directors may determine from time to time and the Exchange will accept;

(b)

the Company is hereby authorized to use the proceeds from any future private placements, rights offering or prospectus financing and corresponding brokers’ warrants or shares for debt settlements, pursuant to the Exchange’s Policies; and

(c)

any Director or officer of the Company be and is hereby authorized to execute subscription agreements for the private placement as provided for in this resolution and to execute and deliver all such other deeds, documents, and writings and perform such acts as may be necessary in order to give effect to this resolution.”

C.

Special Resolution Relating to the Business Corporation Act (British Columbia)

Change to the Company’s Charter Documents

On March 29, 2004, the new British Columbia Business Corporations Act (“BCA”) was proclaimed, replacing the pre-existing British Columbia Company Act.  Accordingly, the Company is now subject to the BCA, and no longer governed by the Company Act.  The BCA is a more modern corporate statute, and is designed to provide greater flexibility and efficiency for British Columbia companies.  For example, the new BCA does not impose any British Columbia or Canadian residency requirements on the members of the Board of Directors of the Company.

In accordance with the BCA, the Company has filed a transition application with the Registrar of Companies, the principal element of which involved replacing the Company’s Memorandum with a new form designated a Notice of Articles.  The Company filed its transition application as of May 11, 2005.

As a result of the Company having filed its transition application, it may alter its Notice of Articles and adopt a new form of Articles to take advantage of the greater flexibility and efficiency inherent in the BCA, and to make its Articles consistent with the terminology and certain provisions of the BCA.

Deletion of Pre-Existing Company Provisions

The Company is proposing to alter its Notice of Articles to remove the application of certain provisions prescribed in the BCA called the pre-existing company provisions (“PCPs”).  The PCPs are statutory provisions intended to preserve the application of certain provisions of the Company Act to companies formed under the Company Act until the shareholders pass a special resolution making them inapplicable.

Because the Company is a reporting issuer, the only significant PCP that is applicable is the requirement that a special resolution be approved by not less than three quarters (¾) of the votes cast, as opposed to the two-thirds (⅔) majority applicable under the BCA.  Removal of the PCPs will allow a Special Resolution of the Company to be approved by a two-thirds (⅔) majority vote, which will provide the Company with greater flexibility for future corporate activities and be consistent with companies in other jurisdictions.

At the Meeting, shareholders will be asked to approve a Special Resolution altering the Notice of Articles to remove the application of the PCPs.  The text of the Special Resolution to be considered and, if thought fit, approved at the Meeting is as follows:

“RESOLVED, as a Special Resolution, that:

1.

The Notice of Articles of the Company be altered to remove the application of the pre-existing company provisions, as provided for in the British Columbia Business Corporations Act, and the Company’s Notice of Articles be altered accordingly.

2.

Any one director or officer of the Company be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this special resolution, including without limitation filing a certified copy of this resolution and a notice of alteration of the Notice of Articles with the British Columbia Registrar of Companies.

        3.

Notwithstanding that this special resolution has been duly passed by the shareholders of the Company, the directors of the Company be and are hereby authorized and empowered to revoke this resolution at any time prior to the effective date hereof, and to determine not to proceed with the alteration to the Notice of Articles without further approval of the shareholders of the Company.”

Approval of the Special Resolution will require the affirmative votes of the holders of not less than 75% of the votes cast at the Meeting in respect thereof.  As set out in the text of the Special Resolution, notwithstanding its approval, the board of directors may determine not to proceed with the alteration to the Notice of Articles at any time prior to its effective date.

Management of the Company recommends that shareholders vote in favour of the special resolution altering the Notice of Articles to delete the PCPs, and the persons named in the enclosed form of proxy intend to vote for the approval of the Special Resolution at the Meeting unless otherwise directed by the shareholders appointing them.

Adoption of New Articles

In addition to deleting the PCPs, the Company is proposing to delete its existing Articles in their entirety and replace them with a new set of Articles.  The new set of Articles will make the Company’s Articles consistent with the terminology and provisions of the BCA.  Most of the changes in the new form of Articles are minor in nature, and will not affect shareholders or the day-to-day administration of the Company.  However, there are several changes of note:

1.

The directors will be able to approve a change of name of the Company without the necessity of obtaining shareholder approval.

2.

The directors will be able to increase the authorized capital of the Company, or create one or more classes or series of shares, without the necessity of obtaining shareholder approval.

3.

The requirement that the Company purchase or redeem its shares on a pro-rata basis will be deleted.

4.

The Company will be able to hold general meetings of the shareholders outside of the Province of British Columbia, without special permission each year from the Registrar of Companies.

5.

The Company will not be required to publish advance notice of general meetings of shareholders in any local newspaper.

A copy of the proposed new Articles of the Company will be available for inspection at the Meeting and at the Company’s registered office, located at Suite 1900 – 1055 West Hastings Street, Vancouver, British Columbia, during regular business hours up to the day before the Meeting.

At the Meeting, shareholders will be asked to approve a Special Resolution deleting the existing Articles of the Company in their entirety and replacing them with the new form of Articles.  The text of the Special Resolution to be considered and, if thought fit, approved at the Meeting is as follows:

“RESOLVED, as a Special Resolution, that:

1.

The existing Articles of the Company be deleted in their entirety, and the form of Articles presented to the shareholders at the annual and special general meeting of the Company, a copy of which is attached as Schedule A hereto, be adopted as the Articles of the Company.

2.

Any one director or officer of the Company be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this special resolution, including without limitation delivering a certified copy of this special resolution to the British Columbia Registrar of Companies.

3.

Notwithstanding that this special resolution has been duly passed by the shareholders of the Company, the directors of the Company be and are hereby authorized and empowered to revoke this resolution at any time prior to the effective date hereof, and to determine not to proceed with the alteration of the Articles of the Company without further approval of the shareholders of the Company.”

Approval of the Special Resolution will require the affirmative votes of the holders of not less than 75% of the votes cast at the Meeting in respect thereof.  As set out in the text of the Special Resolution, notwithstanding its approval, the board of directors may determine not to proceed with the alteration of the Articles at any time prior to its effective date.

Management of the Company recommends that shareholders vote in favour of the Special Resolution altering the Articles of the Company, and the persons named in the enclosed form of proxy intend to vote for the approval of the Special Resolution at the Meeting unless otherwise directed by the shareholders appointing them.

D.

Revisions to Release of Escrowed Shares

As of May 9, 2005, there were a total of 2,991,322 common shares of the Company held at Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, subject to escrow share restrictions under an Escrow Agreement dated February 19, 1996 (the “Escrow Agreement”).  All of these shares (the “Escrowed Shares”) are owned by Pacific Canada Resources, Inc. (“PCR”), a private company the shares of which Dr. Ken Cai, the Company’s President, CEO and Chairman, owns in excess of 10%.  The Escrowed Shares represent approximately 8.37% of the total 35,741,358 issued and outstanding shares of the Company.

The Escrowed Shares were part of a total of 7,280,000 common shares issued to PCR in consideration for the assignment and transfer to the Company of PCR’s entire portfolio of base and precious metal property agreements and acquisition rights in China.  These transactions were the subject matter of an Assignment of Contracts and Share Purchase Agreement dated February 19, 1996 made between the Company and PCR (the “PCR Agreement”).  Of the total shares issued to PCR pursuant to the PCR Agreement, 4,880,000 shares were originally subject to the terms of the Escrow Agreement.

Pursuant to the terms of the Escrow Agreement, the Escrowed Shares may be released based upon performance criteria involving valuations of the mineral property interests assigned by PCR to the Company or of new properties acquired by the Company pursuant to the terms of the PCR Agreement.  Alternatively, the Escrowed Shares may be released based upon expenditures made by the Company or third parties on such mineral property interests.

To date, a total of 1,888,678 shares have been released from escrow and the Company is preparing an application to the British Columbia Securities Commission for approval to release a further 1,473,264 shares based on property expenditures made during the Company’s fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004.  Assuming the receipt of approval to such release, there will be a balance of 1,518,058 Escrowed Shares.

The Escrow Agreement also provides that any shares not released from escrow within 10 years of the closing date of the transactions described in the PCR Agreement will be forfeited and cancelled by the Company. As the transactions were completed on June 25, 1996 all shares remaining in escrow as of June 25, 2006 are subject to cancellation.

The Company anticipates that some of the Escrowed Shares will not be eligible for release as at June 25, 2006 pursuant to the terms of the Escrow Agreement.  In order to avoid these Escrow Shares being cancelled, the Company is preparing an application to the British Columbia Securities Commission pursuant to the provisions of Part VIII of National Policy 46-201 to amend the release terms of the Escrow Agreement (the “National Escrow Policy”).  The National Escrow Policy sets out the requirements for amendment which include the consent of the Board of Directors of the Company, all escrow shareholders and the majority approval of the shareholders of the Company, excluding the escrow shareholders.  Parties to an existing escrow agreement are also permitted to amend an escrow agreement by entering into a new escrow agreement in the form prescribed by the National Escrow Policy (Form 46-201F1).

The Company believes that it is in the best interests of the Company as a whole to provide adequate incentive to Dr. Ken Cai and, as a result, that it is fair and reasonable to amend the terms of the Escrow Agreement by entering into a new Escrow Agreement with PCR in Form 46-201F1 (the “New Escrow Agreement”).   Dr. Cai has played a key role in the growth and development of the Company since entering into the mineral exploration business in China in 1996.  It is primarily due to his extensive experience and contacts in China that the Company has been able to assemble the diversified portfolio of mineral property interests that it currently holds.  Through his efforts, the Company has successfully completed numerous equity financings over the years to fund the acquisition of new projects and the development of such projects. He has also played a key role in the Company’s development and maintenance of key relationships with joint venture and strategic partners in the mineral exploration business and with investment managers, brokers and analysts who have assisted the Company’s over the years.

The New Escrow Agreement will provide that the remaining Escrowed Shares will be released based upon an automatic timed release over a period of 18 months, as follows:

(a)

25% released 60 days following the issuance by the Company of a news release announcing that all conditions to the escrow amendment prescribed by the National Escrow Policy have been met (the “First Release Date”);

(b)

25% 6 months following the First Release Date;

(c)

25% 12 months following the First Release Date; and

(d)

25% 18 months following the First Release Date.

Management of the Company recommends that the shareholders approve the proposal to amend the terms of the Escrow Agreement as described herein. Accordingly, the disinterested shareholders will be asked to approve the following resolution:

“RESOLVED, as an Ordinary Resolution of the disinterested shareholders, that the existing escrow release provisions governing the 2,991,322 escrowed common shares held by Pacific Canada Resources, Inc. be amended by replacing the performance based release requirements with an automatic release mechanism permitting all remaining escrowed shares to be released in instalments over 18 months as more particularly set out in the Information Circular of the Company dated May 8, 2005”

In order for the foregoing resolution to be passed, it must be approved by a majority of the votes of the disinterested shareholders voted at the Meeting. For the purposes of this vote, shares held by PCR and Dr. Ken Cai will be excluded.  Accordingly, the following shares will be counted as votes by the disinterested shareholders:

Number of Shares

Total Issued Shares

35,741,358

Shares held by PCR and Dr. Ken Cai

  5,421,031

The Shares to be Voted on the Resolution

30,320,327

The Board of Directors recommends that the Shareholders approve this resolution.

E.

Reduction of Company’s Share Capital

Introduction

The Company proposes to undertake a reorganization of its exploration activities through a segregation of silver and base metal activities from its gold properties. As part of this reorganization, the Company proposes to distribute to its shareholders 6,500,000 million common shares of its subsidiary Minco Silver Corporation (“Minco Silver”). This is intended to represent a one time distribution leaving the Company with 7,500,000 million common shares in Minco Silver. The retention of the carried interest is deemed desirable by the board of directors of the Company to protect the interests of its shareholders given the significant interest in Minco Silver held by Silver Standard Resources Inc., another public company (see “Minco Silver Background” below).

The Company was transitioned under the British Columbia Business Corporations Act (“BCA”) on May 11, 2005. The Company’s current articles are silent on the subject of capital reduction. However, under Section 233 of the former British Columbia Companies Act, a company could reduce its capital by way of special resolution approving a reduction in paid-up capital. Under Section 74 of the new BCA, a company may reduce its capital by special resolution without the requirement of obtaining a court order, unless capital is reduced to an amount that is less than or equal to the realizable value of the company’s assets less its liabilities, in which case a court order is required. As the Company has been transitioned under the BCA prior to the proposed distribution, Section 74 of the BCA will apply to the proposed reduction in capital.

Accordingly, shareholders will be asked to approve by way of a special resolution a reduction of the Company’s capital, consideration for which will be paid by way of distribution of 6.5 million common shares of Minco Silver (pro-rata to the shareholdings of the Company) as at a record date to be fixed by the Board of Directors. The amount of capital reduction, which will be fixed upon the distribution of the Minco Silver common shares based on their trading value at the distribution date.  For example, if the trading value of shares of Minco Silver are $1.00, the capital reduction will amount to $6,500,000.  It is anticipated that a court order will not be required to effect the reduction in capital.

Minco Silver Background

The Company is a taxable Canadian corporation incorporated pursuant to the laws of the Province of British Columbia.  Its share capital consists of 100,000,000 authorized common shares without par value, of which 35,741,358 are issued and outstanding as of May 9, 2005.  The paid up capital attributable to the issued common shares of Minco is approximately $29,231,310.

On August 20, 2004, Minco incorporated Minco Silver as the first stage of a planned reorganization of its business into three distinct operating units; gold producing properties, silver producing properties and base metal.  As at the date of Minco Silver’s incorporation, the Company assigned all of its interests in its silver assets to Minco Silver in consideration for 14,000,000 common shares of Minco Silver.  The silver assets assigned by the Company to Minco Silver consisted of:

(a)

the Company’s interests in a preliminary Joint Venture Agreement dated April 16, 2004, as amended August 18, 2004, made between the Company’s wholly owned subsidiary, Minco Mining (China) Corporation (“Minco China”) and Guangdong Geological Exploration and Development Corp. (“GGEDC”) to Explore and Develop Fuwan Silver & Multi-Metals Resources in Guangdong Province, pursuant to which agreement a sino-foreign joint venture is to be established to acquire from 757 Geological Exploration Team of Guangdong Geological Exploration Bureau (the "757 Team") the Exploration License for the Fuwan silver property;

(b)

the Company’s interests in any silver mineralization that may be derived by the Company pursuant to a preliminary Joint Venture Agreement dated April 16, 2004 made among Minco China, GGEDC, Zhuhai Zhenjie Developments Ltd. and Foshan Baojiang Nonferrous Metals Corporation for the purposes of acquiring from the 757 Team the Exploration License for a mineral property adjoining the Fuwan silver property and known as the Changkeng property; and

(c)

The Company’s interests in any additional Exploration Licenses over mineral properties adjoining the Fuwan and Changkeng properties which it may acquire through Minco China.

Subsequent to the assignment of the silver assets, Minco Silver and Silver Standard Resources Inc. (“Silver Standard”) entered into a strategic alliance agreement dated October 4, 2004 to jointly pursue silver opportunities in China (The “Silver Standard Agreement”).  Under the terms of the Silver Standard Agreement, Silver Standard has invested $2,000,000 in Minco Silver to acquire a 20% interest in the new venture.  Silver Standard has preferential purchase rights to participate in future financings of Minco Silver in order to increase its interest up to 30% in Minco Silver.  Minco Silver will be the exclusive entity for both Minco and Silver Standard to pursue silver projects in China.

Minco Silver has issued 6,000,000 special warrants at a price of $0.50 each (4,000,000 of which were purchased by Silver Standard pursuant to the Silver Standard Agreement for its initial 20% interest) and 4,276,000 special warrants at a price of $1.25 each (960,000 of which are held by Silver Standard).  The proceeds from the sale of the special warrants are to be used to finance the expenditure commitments on Minco Silver’s properties and for general working capital. Each special warrant is convertible into one common share of Minco Silver.  Minco Silver proposes to file a prospectus to convert the special warrants and to effect an initial public offering of an additional 800,000 common shares at an estimated price of $1.25 per share.  Upon completion of the initial public offering, the Company will have a total of 25,076,000 common shares outstanding. Thereafter and upon completion of the distribution of the 6,500,000 Minco Silver shares to the Company’s shareholders, the Company will hold 7,500,000 Minco Silver shares (approximately 30% of the issued capital) and Silver Standard will hold 4,960,000 Minco Silver shares (approximately 20% of the issued capital).

For additional information regarding Minco Silver and its silver properties, refer to the Company’s Annual Information Form dated March 30, 2005 which is available on SEDAR at www.sedar.com

Ruling Requested

The following ruling is in the process of being requested by the Company from the Canada Revenue Agency (“CRA”) in respect of the proposed reduction of the Company’s paid up capital:

(a)

the reduction in capital of the common shares of the Company will not, in and by itself, result in a disposition, within the meaning of subsection  248(1) of the Income Tax Act (Canada) (the “ITA”) of the Company’s common shares;

(b)

the Company will be deemed to have paid, and each of the holders of the Company’s common shares will be deemed to have received, a dividend only to the extent that the amount so distributed by the Company to each particular holder on the reduction exceeds the amount by which the paid up capital in respect of such shares is reduced on the distribution;

(c)

where a taxpayer holds common shares of the Company as capital property, the amount received by each such person on the reduction of the paid up capital of their particular shares will be deducted in computing the adjusted cost base of that particular shareholder's common shares of the Company to the extent that the amount received, or such portion thereof, is not otherwise deemed by the ITA to be a dividend received by such person; and

(d)

the cost of a Minco Silver common share to be received by a shareholder of the Company on the distribution of such shares by the Company will be equal to the fair market value of the Minco Silver common share at that time.

TAX CONSEQUENCES OF THE DISTRIBUTION

This summary, prepared by Ernst & Young LLP(“Ernst & Young”), is of a general nature only and is not intended to be, and should not be construed to be tax advice to any particular shareholder of the Company, and no representation is made with respect to the Canadian income tax consequences to any particular shareholder of the Company. Accordingly, shareholders of the Company should consult their own tax advisors with respect to the Canadian tax considerations relevant to them, having regard to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations related to a distribution by the Company of Minco Silver common shares either as a reduction of the Company’s stated capital or as a dividend-in-kind and is generally applicable to shareholders of the Company who, at all relevant times, for the purposes of the ITA, hold common shares of the Company as capital property.

This summary is based upon the current provisions of the Act and Regulations thereunder, the current provisions of the Canada-US Tax Convention (the “Convention”) and on Ernst & Young’s understanding of the current published administrative and assessing practices and policies of the CRA.  This summary takes into account specific proposals to amend the ITA  and the Regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date of this circular.  This summary does not take into account foreign (i.e. non-Canadian) tax considerations, or Canadian provincial or territorial tax considerations which may vary from the Canadian federal income tax considerations described herein.

The Company will request an advance income tax ruling from the CRA to confirm the tax consequences of the distribution of Minco Silver shares as a reduction in the Company’s common stated capital.  In the event that a favourable advance income tax ruling is not received before the distribution, the distribution of the Minco Silver shares will be made by way of a dividend-in-kind.

We have assumed that the value of the Minco Silver common shares to be distributed will not exceed the paid up capital, as that term is defined in the ITA, of the Minco common shares.

Distribution as a Reduction of Stated Capital

Residents of Canada

Subject to the receipt of the advance income tax ruling from the CRA, the reduction of the Company’s stated capital in respect of its common share capital will not be treated as a dividend received by the shareholder.  The stated capital account maintained in respect of the Company’s common shares will be reduced by an amount equal to the value of the Minco Silver common shares distributed to shareholders.  The value of the Minco Silver common shares distributed will be based on their trading value for the 10 trading days immediately following their distribution.  Such determination of value is not binding on the CRA.

As a result of the reduction of the stated capital of the Company’s common shares, the adjusted cost base to a shareholder in respect of the shareholder’s common shares of the Company will be reduced by an amount equal to the value, at the time of distribution, of the Minco Silver common shares distributed to the shareholder.  If the value of such Minco Silver common shares at the time of the distribution exceeds the adjusted cost base to a shareholder of the shareholder’s Minco common shares, such holder will be deemed to have realized a capital gain equal to such excess.  Minco Silver common shares distributed to a shareholder will have a cost to the holder for income tax purposes equal to their value at the time of distribution.

Non-Residents of Canada

Subject to the receipt of the advance income tax ruling from the CRA, a non-resident shareholder will generally not be subject to income tax under the Act in respect of the distribution of Minco Silver common shares.

Distribution as a Dividend

Residents of Canada

The distribution by the Company of the Minco Silver common shares as a dividend-in-kind will be a taxable dividend to the holders of the Company’s common shares.  The amount of the dividend will be equal to the value of the Minco Silver common shares at the time of payment.  Where the shareholder is an individual, the amount of the dividend will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.  Subject to the potential application of subsection 55(2) of the Act, discussed below, where the shareholder is a corporation, the dividend will be included in computing its income and generally will be deductible in computing taxable income.  Private corporations and certain other corporations controlled by or for the benefit of an individual or a related group of individuals generally will be liable for a 33- 1/3% refundable tax on the dividend under Part IV of the Act.  In certain circumstances, subsection 55(2) deems a dividend (other than a dividend subject to Part IV tax that is not refunded as part of the same series of transactions) received by a corporation to be proceeds of disposition or a capital gain.  Corporate shareholders that are not subject to Part IV Tax on the dividend should consult their own tax advisors with respect to the potential application of subsection 55(2) of the Act to the dividend.  Minco Silver common shares distributed to a shareholder will have a cost to the holder for tax purposes equal to their value at the time of distribution.

Non-Residents of Canada

A non-resident shareholder who receives the distribution will be subject to Canadian non-resident withholding tax at a rate of 25% of the value thereof at the time of payment or crediting subject to reduction by an applicable tax treaty.  Pursuant to the terms of the Convention, the non-resident withholding tax is generally reduced to a rate of 15% if the beneficial owner of the dividend is a resident of the United States.  Also, dividends paid or credited to a US resident shareholder that is a tax exempt organization as described in Article XXI of the Convention will not be subject to withholding tax provided that certain administrative procedures are followed.  Non-resident shareholders will have a sufficient number of shares withheld to finance the remittance of the non-resident withholding tax.

Management Recommendation

The Company’s management believes that it is in the best interests of its shareholders to segregate exploration activities as between gold, silver and base metals. The segregation of its silver properties into a separate corporation will facilitate raising capital into Minco Silver from investors with specific interests in silver properties. The distribution of Minco Silver shares to the Company’s shareholders is viewed as important in fostering a separate public profile and market for Minco Silver shares.  Furthermore, the retention of Minco Silver shares by the Company is deemed necessary to protect the interests of Minco Silver shareholders by balancing the Company’s carried interest in Minco Silver against the significant interest in Minco Silver held by Silver Standard.

Accordingly, the shareholders will be asked to approve the following special resolution:

“RESOLVED, as a Special Resolution, that:

1.

The Company reduce its paid up capital by way of the distribution to its shareholders of 6,500,000 million common shares of its subsidiary Minco Silver Corporation, on the terms and conditions as set forth in the Company’s Information Circular dated May 9, 2005;

2.

Any one director or officer of the Company be and is hereby authorized to do all things and execute all instruments necessary or desirable to give effect to this special resolution; and.

3.

Notwithstanding that this special resolution has been duly passed by the shareholders of the Company, the directors of the Company be and are hereby authorized and empowered to revoke this resolution at any time prior to the effective date hereof, and to determine not to proceed with the reduction of its paid up capital without further approval of the shareholders of the Company.”

The Board of Directors recommends that the Shareholders approve this special resolution.

F.

Approval and Ratification of Acts of Directors

Management of the Company proposes that the Shareholders ratify, approve and confirm the actions, deeds and conduct of the directors and officers taken on behalf of the Company since the last annual general meeting. Accordingly, Shareholders will be asked to consider and approve the following resolutions, with or without modification:

“RESOLVED, as an Ordinary Resolution, that:

(a)

Notwithstanding (i) any failure to properly convene, proceed with, or record any meeting of the Board of Directors or Shareholders of Minco Mining & Metals Corporation (the “Company”) for any reason whatsoever, including, without limitation, the failure properly to waive or give notice of a meeting, hold a meeting in accordance with a notice of a meeting, have a quorum present at a meeting, sign the minutes of a meeting or sign a ballot electing a slate of directors; or (ii) any failure to pass any resolution of the directors or Shareholders of the Company or any articles of the Company for any reason whatsoever, all approvals, appointments, elections, resolutions, contracts, acts and proceedings enacted,

(b)

passed, made done or taken since September 8, 2003 as set forth in the minutes of the meetings, or resolutions of the Board of Directors or Shareholders of the Company or other documents contained in the minutes book and record book of the Company, or in the financial statements of the Company, and all action heretofore taken in reliance upon the validity of such minutes, documents and financial statements, are hereby sanctioned, ratified, confirmed and approved; and

(c)

Without limiting the generality of the foregoing, all resolutions, contracts, acts and proceedings of the Board of Directors of the Company enacted, made, done or taken since the last annual general meeting as set forth or referred to in the minutes and record books of the Company or in the financial statements of the Company, are hereby approved, ratified and confirmed.”

OTHER MATTERS

It is not known if any other matters will come before the Meeting other than set forth above and in the Notice of Meeting, but if such should occur, the persons named in the accompanying Proxy intend to vote on any poll, on such matters in accordance with their best judgment, exercising discretionary authority with respect to amendments or variations of matters identified in the Notice of Meeting and other matters which may properly come before the Meeting or any adjournment thereof.

ADDITIONAL INFORMATION

Additional information regarding the Company is available on SEDAR at www.sedar.com. Shareholders can obtain copies of the Company’s financial statements and management discussion and analysis of financial results by sending a request in writing to the Company at Suite 1980, 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9, or by sending an email to the Company at info@mincomining.ca. Financial information regarding the Company is provided in the Company’s audited financial statements for the years ended December 31, 2004 and 2003 and in the accompanying management discussion and analysis, both of which are available on SEDAR at www.sedar.com.

CERTIFICATE

The foregoing contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

DATED at Vancouver, British Columbia, May 9, 2005.

“Ken Cai”

President, Chief Executive Officer

& Director

EXHIBIT “A”

MINCO MINING & METALS CORPORATION

(the “Company”)

STOCK OPTION PLAN

1998 STOCK OPTION PLAN

(as amended and approved by the shareholders on June 25, 2002)

(as further amended and approved by the shareholders on June 8, 2004)

(as further amended and approved by the shareholders on June 27, 2005)

1.

PURPOSE

The purpose of this stock option plan (the "Plan") is to authorize the grant to service providers for Minco Mining & Metals Corporation (the "Corporation") of options to purchase common shares ("shares") of the Corporation's capital and thus benefit the Corporation by enabling it to attract, retain and motivate service providers by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.

ADMINISTRATION

The Plan shall be administered by a committee established for such purpose by the board of directors of the Corporation (the "Committee"), or in the event the board of directors does not establish the Committee, by the board of directors of the Corporation.  Subject to approval of the granting of options by the Committee or the board of directors, as applicable, the Corporation shall grant options under the Plan.

3.

SHARES SUBJECT TO PLAN

Subject to adjustment under the provisions of paragraph 12 hereof, the aggregate number of shares of the Corporation which may be issued and sold under the Plan will not exceed 7,148,272 shares (including outstanding options granted by the Corporation prior to the adoption of the Plan).  The total number of shares which may be reserved for issuance to any one individual under the Plan, together with all other outstanding stock options granted to such individual, shall not exceed 5% of the outstanding issue.  The Corporation shall not, upon the exercise of any option, be required to issue or deliver any shares prior to (a) the admission of such shares to listing on any stock exchange on which the Corporation's shares may then be listed, and (b) the completion of such registration or other qualification of such shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable.  If any shares cannot be issued to any optionee for whatever reason, the obligation of the Corporation to issue such shares shall terminate and any option exercise price paid to the Corporation shall be returned to the optionee.

4.

LIMITS WITH RESPECT TO INSIDERS

(a)

The maximum number of shares which may be reserved for issuance to insiders under the Plan, any other employer stock option plans or options for services, shall be 20% of the shares issued and outstanding at the time of the grant (on a non-diluted basis).

(b)

The maximum number of shares which may be issued to insiders under the Plan, together with any other previously established or proposed share compensation arrangements, within any one year period shall be 20% of the outstanding issue. The maximum number of shares which may be issued to any one insider and his or her associates under the Plan, together with any other previously established or proposed share compensation arrangements, within a one year period shall be 10% of the shares outstanding at the time of the grant (on a non-diluted basis).

(c)

Any entitlement to acquire shares granted pursuant to the Plan, any other employer stock option plans, options for services or any other share compensation agreement, prior to the optionee becoming an insider, shall be excluded for the purposes of the limits set out in paragraphs (a) and (b) above.

5.

ELIGIBILITY

Options shall be granted only to service providers for the Corporation, or to personal holding companies controlled by a service provider, or to a registered retirement savings plan established by a service provider.  The term "service provider for the Corporation" means (a) any employee or insider of the Corporation or any of its subsidiaries, and (b) any other person or company engaged to provide ongoing management or consulting services for the Corporation or any entity controlled by the Corporation.  The terms "insider", "controlled" and "subsidiary" shall have the meanings ascribed thereto in the Securities Act (Ontario) from time to time.  Subject to the foregoing, the Committee or the board of directors, as applicable, shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option.

6.

PRICE

The purchase price (the "Price") for the shares of the Corporation under each option shall be determined by the Committee or the board of directors on the basis of the market price at the time of granting of each option, where "market price" shall mean the prior trading day closing price of the shares of the Corporation on any stock exchange on which the shares are listed or any other market on which the shares are quoted, and where there is no such closing price, "market price" shall mean the average of the most recent bid and ask of the shares of the Corporation on any stock exchange or market on which the shares are listed or quoted.  In no event shall the Price be less than the market price on The Toronto Stock Exchange, if the shares of the Corporation are then listed on such exchange.

7.

PERIOD OF OPTION AND RIGHTS TO EXERCISE

Subject to the provisions of this paragraph 7 and paragraphs 8, 9, 10 and 11 below, options will be exercisable in whole or in part, and from time to time, during the currency thereof.  Options shall not be granted for a term exceeding ten years.  The shares to be purchased upon each exercise of an option (the "optioned shares") shall be paid for in full at the time of such exercise.   Except as provided in paragraphs 9, 10 and 11 below, no option which is held by a service provider may be exercised unless the optionee is then a service provider for the Corporation.

8.            VESTING RESTRICTIONS

Options may, at the discretion of the Committee or the board of directors, as applicable, provide that the number of shares which may be acquired pursuant to the option shall not exceed a specified number or percentage each year during the term of the option (a "Vesting Restriction").  Provided, however, that notwithstanding any Vesting Restriction specified in respect of any particular option, options shall become fully vested, and each optionee shall be entitled to exercise his or her option in respect of the full number of optioned shares, upon the occurrence of an Acceleration Event.  For these purposes, an Acceleration Event means:

(a)

the acquisition by any "offeror" (as defined in Part XX of the Securities Act (Ontario)) of beneficial ownership of more than 50% of the outstanding voting securities of the Corporation, by means of a takeover bid or otherwise;

(b)

any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(c)

any sale, lease exchange or other transfer (in one transaction or a series or related transaction) of all or substantially all of the assets of the Corporation; and

(d)

the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Company.

9.

CESSATION OF PROVISION OF SERVICES

If any optionee who is a service provider shall cease to be a service provider for the Corporation for any reason (except as otherwise provided in paragraph 10) the optionee may, but only within the period of between thirty (30) days and one (1) year next succeeding such cessation (the exact period of time being established by the Committee or the board of directors, at their discretion, in the case of each particular option) and in no event after the expiry date of the optionee's option, exercise the optionee's option.

10.

DEATH OF OPTIONEE

In the event of the death of an optionee during the currency of the optionee's option, the option theretofore granted to the optionee shall be exercisable within, but only within, the period of one year next succeeding the optionee's death, and in no event after the expiry date of the option.  Before expiry of an option under this paragraph 10, the Corporation shall notify the optionee's representative in writing of such expiry.

11.

EXTENSION OF OPTION

In addition to the provisions of paragraphs 9 and 10, the Committee or the board of directors may extend the period of time within which an option held by a deceased optionee may be exercised or within which an option may be exercised by an optionee who has ceased to be a service provider for the Corporation, but such an extension shall not be granted beyond the original expiry date of the option.  Any extensions of options granted under this Plan are subject to applicable regulatory approval.

12.

NON-TRANSFERABILITY OF OPTION

No option granted under the Plan shall be transferable or assignable by an optionee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during an optionee's lifetime, only by the optionee.

13.

ADJUSTMENTS IN SHARES SUBJECT TO PLAN

The aggregate number and kind of shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation.  The options granted under the Plan may contain such provisions as the Committee or the board of directors may determine with respect to adjustments to be made in the number and kind of shares covered by such options and in the option price in the event of any such change.

14.

AMENDMENT AND TERMINATION OF THE PLAN

The board of directors may at any time amend or terminate the Plan, but where amended, such amendment is subject to regulatory approval.

15.

EFFECTIVE DATE OF THE PLAN

The Plan becomes effective on the date of its approval by the shareholders of the Corporation.

16.

EVIDENCE OF OPTIONS

Each option granted under the Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of the Plan.

17.

EXERCISE OF OPTION

Subject to the provisions of the Plan and the particular option, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque for the full amount of the purchase price of the shares then being purchased.

Upon receipt of a certificate of an authorized officer directing the issue of shares purchased under the Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the optioned shares in the name of such optionee or the optionee's legal personal representative or as may be directed in writing by the optionee's legal personal representative.

The Corporation shall not provide any financial assistance, directly or indirectly, to any optionee in connection with a grant.

18.

NOTICE OF SALE OF ALL OR SUBSTANTIALLY ALL SHARES OR ASSETS

If at any time when an option granted under this Plan remains unexercised with respect to any optioned shares, (a) the Corporation seeks approval from its shareholders for a transaction which, if completed, would constitute an Acceleration Event, or (b) a third party makes a formal offer or proposal to the Corporation or its shareholders which, if accepted, would constitute an Acceleration Event, the Corporation shall use its best efforts to bring such offer or proposal to the attention of the optionee as soon as practicable and (i) the option granted under this Plan may be exercised, as to all or any of the optioned shares in respect of which such option has not previously been exercised, by the optionee at any time up to and including, (but not after) a date thirty (30) days following the date of the completion of such Acceleration Event or prior to the close of business on the expiry date of the option, whichever is the earlier; and (ii) the Corporation may require the acceleration of the time for the exercise of the said option and of the time for the fulfilment of any conditions or restrictions on such exercise.

19.

RIGHTS PRIOR TO EXERCISE

An optionee shall have no rights whatsoever as a shareholder in respect of any of the optioned shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of optioned shares in respect of which the optionee shall have exercised the option to purchase hereunder and which the optionee shall have actually taken up and paid for.

20.

GOVERNING LAW

This Plan shall be construed in accordance with and be governed by the laws of the Province of Ontario and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.

21.

EXPIRY OF OPTION

On the expiry date of any option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the optioned shares in respect of which the option has not been exercised.

The foregoing stock option plan and the amendments thereto were adopted by the directors of the Corporation on March 6, 1998, May 14, 2002 and April 30, 2004 and May 9, 2005 respectively.

DATED at Vancouver, British Columbia this 9th day of May, 2005.

MINCO MINING & METALS CORPORATION

Per: "Ken Z. Cai"

Ken Z. Cai

President, CEO & Director